SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 25, 2006
Dean Foods Company
(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2515 McKinney Avenue, LB 30, Suite 1200
Dallas, Texas 75201

(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(214) 303-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
To provide consistency in severance benefits provided to officers of the Company, our Board of Directors adopted effective September 4, 2006 a Severance Pay Plan (the “Plan”). The Plan provides severance benefits to certain designated employees, including the executive officers (other than the Chief Executive Officer) (each, a “Participant”) of Dean Foods Company (the “Company”) and its subsidiaries whose employment is terminated under certain circumstances. Specifically, a Participant whose employment is involuntarily terminated, other than for Cause (as defined in the Plan), or who voluntary terminates his or her employment for Good Reason (as defined in the Plan), will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Plan administrator may impose certain conditions on a participant’s right to receive benefits under the Plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement.
In addition, Participants would receive a cash payment for the value of equity awards that would vest up to 24 months following the date of severance based on the average closing price of Dean Foods Company stock for 45 days preceding the date of severance. The Participant would also be entitled to payments to be used to pay COBRA health benefits and to obtain outplacement services.
Any Participant who receives termination benefits under the Plan will not be eligible to receive any other termination benefits, such as those that may be provided in a change in control agreement the Company may have entered into with the Participant.
The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 7, 2006	DEAN FOODS COMPANY

By:	/s/ Steven J. Kemps
Steven J. Kemps
Senior Vice President and Deputy General Counsel